Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS AGREEMENT, made and entered into effective the 23rd day of May, 2018, by and between A.G. TRUCANO, SON AND GRANDSONS, INC., a South Dakota corporation, of 155 Sherman Street, Deadwood, SD 57732-1563, hereinafter referred to as ‘Seller”; and, MICHAEL J. TRUCANO of Deadwood, SD 57732, subject to his right to assign this Agreement prior to closing, hereinafter referred to as "Buyer”.

WITNESSETH:

Seller, is the owner of the business known as “A.G. TRUCANO, SON & GRANDSONS” located at 155 Sherman Street, Deadwood, SD 57732. The purpose of this Agreement is to provide for a sale and transfer of all assets of the Seller, ordinarily and necessarily utilized in the operation of Seller’s business in Deadwood, South Dakota, but excluding all cash in excess of $400,000 utilized in the business, on the following terms and conditions:

1.	Asset Purchase: Buyer agrees to purchase from Seller and Seller agrees to sell to Buyer all assets of said business, including but not limited to goodwill, business name and telephone number, supplies, fixtures, equipment, personal property, $400,000 in cash and other assets used in connection with the normal and day to day operations of the business, including, but not limited to the assets, as more fully described on the Bill of Sale, Exhibit “A”.

For the avoidance of doubt, all cash utilized in the operation of the business in excess of $400,000 shall be retained by Seller.

2.	Purchase Price and Payment: The total purchase price for the Property shall be the sum of Four Hundred Thousand Dollars ($400,000). The full balance shall be payable on closing.

3.	Contingency: The sale and closing of this transaction shall be subject to receipt by Buyer of all Regulatory approvals necessary to operate the business.

4.	Closing and Possession: Closing shall occur at the close of business on June 30, 2018 subject to the approval of the South Dakota Commission on Gaming. Possession of all assets shall be delivered to the Buyer at closing; provided, however, if closing of the transaction contemplated herein has not occurred by June 30, 2018 this agreement shall be terminated and of no further force and effect.

5.	Buyer’s Representations: Buyer represents:

a.	Buyer is accepting the Property herein described "as is" and "where is" and is relying upon its personal inspection and knowledge of the Property herein described, and not upon any representations or warranties of Seller, expressly or impliedly made by Seller, except as set forth below;

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b.	No representations have been made to Buyer by Seller concerning the projected gross profits or projected net income of the business; and

c.	That it shall be Buyer’s responsibility to obtain all necessary licenses to operate the business operation.

6.	Seller’s Representations: Seller represents:

a.	Seller guarantees to Buyer that all of the Property used and in connection with and in relation to the business herein sold is free and clear of all liens, encumbrances and security interests; and, that there are no unpaid bills or claims of creditors covering any Property described in Exhibit "A" or the business;

b.	Seller has operated the business in compliance with all applicable laws, and has not received any notice from any governmental entity alleging any noncompliance under any applicable law;

c.	Seller has paid all applicable social security, withholding and employment taxes, sales taxes, use taxes and all other taxes, federal, state or local, applicable to the conduct of Seller’s business, and no dispute exists as to the payment or the amount of any such taxes; and

d.	There is no lawsuit, action or proceeding pending or, to the knowledge of Seller, threatened against the Seller, that relate to the business or Property herein transferred.

e.	The shareholder of the Seller have approved and authorized this transaction.

f.	The assets listed on Exhibit “A” constitute all assets used in the ordinary and necessary operations of Seller and that there are no assets used in the ordinary and necessary operation of the business which are not included in Exhibit “A” except for the retention by Seller of all cash in excess of $400,000.

All representations and warranties set forth herein shall survive closing.

7.             Transfer/Assignments: Seller shall transfer the Property to Buyer by Bill of Sale, attached hereto as Exhibit “A”. Seller shall also transfer and assign to Buyer any and all governmental permits or licenses that Buyer desires to receive subject to governmental approvals.

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8.             Outstanding Leases and Participation Agreements: Seller shall transfer to Buyer and Buyer shall assume all of Sellers interest in any leases and participation agreements, and any other leases or contracts affecting equipment, real estate, signs or personal property used in connection with the business existing at the time of possession, as may be requested by Buyer; this specifically includes, but is not limited to, a lease between Seller and J-Mak Distributors, Inc. Buyer agrees to assume any progressive slot machine liability and any uncahsed ticket liability existing on the date of Closing. No Coin Operated Machine and Space Leases, or any other leases with customers of Seller, are transferred by Exhibit “A” and no such leases are assumed by Buyer.

Prior to closing, Seller shall provide notice to any Lessors that Seller, as Lessee, is exercising its right to terminate any real estate or other leases with Lessors. Seller shall provide to Buyer written confirmation and a copy of each of such notices to each active customer from whom a leasehold interest has been obtained.

9.             Business Name: It is understood and agreed that Buyer shall have the right to operate said business under the existing business name “A.G. TRUCANO, SON AND GRANDSONS and Seller transfers to Buyer any right, title or interest in and to the business name “A.G. TRUCANO, SON AND GRANDSONS.”

10.           Hold Harmless: Seller shall pay any and all bills, sales tax, unemployment tax, taxes and governmental obligations, other obligations and indebtedness and liability claims, if any, that may be outstanding against the Property and business at the time of possession.

11.	Time: The parties agree that time is of the essence of this Agreement.

12.           Employment Arrangements: Prior to closing, Buyer shall notify Seller of any employees that Buyer will not retain in the operation of the business after closing of this Agreement. Seller shall be responsible for payment of all employee wages and benefits accrued prior to the close of business on June 30, 2018 and shall be responsible for all severance benefits for employees not retained by Buyer at closing.

13.           Construction: This Agreement shall be construed and governed in accordance with the laws of the State of South Dakota. Each party has reviewed this Agreement and has had equal opportunity for input into this Agreement. Neither party nor their respective legal counsel shall be construed to be the drafter or primary drafter of this Agreement. In the event of any dispute regarding the construction of this Agreement or any of its provisions, ambiguities or questions of interpretation shall not be construed more in favor of one party than the other; rather, questions of interpretation shall be construed equally as to each party.

14.           Attorney Fees and Court Costs: In the event any legal action is filed to enforce or recover under any provision of this Agreement, the prevailing party in the suit shall be entitled to recover court costs and reasonable attorney’s fees from the non-prevailing party.

15.           Other Documents: The parties hereby mutually agree to execute any and all other documents necessary or needed in order to effectuate the purposes of this agreement.

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16.           Written Memorandum: This agreement constitutes a memorandum of the final meeting of the minds between the parties hereto of all prior negotiations had by the parties in reference to all matters covered herein; and, this agreement is to be binding upon the respective heirs, executors, administrators and assigns of the parties hereto.

17.           Severability of Provisions: In the event that any portion of this Agreement is determined to be invalid or unenforceable, such determination shall not affect the validity or enforceability of any other provision herein.

18.           Counterparts: This Agreement may be executed in two counterparts, both of which taken together shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing any such counterpart.

Dated this 23rd day of May, 2018.

A.G. TRUCANO, SON AND GRANDSONS, INC, Seller

MICHAEL P. SHAUNNESSY, President	MICHAEL J. TRUCANO or Assigns, Buyer

State of Nevada	)
)ss.
County of Clark	)

On this, the ____ day of May, 2018, before me, the undersigned Notary Public, personally appeared ________________________ who acknowledged himself to the _____________________________________________ of A.G. Trucano, Son & Grandsons, Inc. and that he, as such ___________________________________, being authorized so to do, executed the foregoing document for the purposes therein contained, by signing the name of the Corporation, as _______________________________________.

In Witness Whereof, I hereunto set my hand and official seal.

(Seal)	Notary Public
My commission expires: __________________

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State of South Dakota	)
) ss.
County of Lawrence	)

On this _____ day of May, 2018, before me, the undersigned officer, personally appeared MICHAEL J. TRUCANO, known to me to be the person whose name is subscribed to the within instrument, subject to the right of assignment, and acknowledged that he executed the same for the purposes therein contained.

In Witness Whereof, I hereunto set my hand and official seal.

(Seal)	Notary Public
My commission expires: __________________

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A.G. Trucano, Son & Grandsons, Inc. / Michael J. Trucano	________/ _______
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EXHIBIT A

BILL OF SALE

Know all Men by these Presents: That A.G. TRUCANO, SON AND GRANDSONS, INC., a South Dakota corporation, of 155 Sherman Street, Deadwood, SD 57732-1563, “Grantor”, for and in consideration of the sum of Four Hundred Thousand Dollars ($400,000) in hand paid at or before the delivery of these presents, by MICHAEL J. TRUCANO of Deadwood, SD 57732 (subject to his right to assign this Bill of Sale prior to closing), “Grantee”, the receipt whereof is hereby acknowledged, has assigned, transferred and conveyed, and by these presents does assign, transfer and convey unto Grantee, his successors and assigns the following described personal property, namely:

1.	All assets of said business, including but not limited to goodwill, business name and telephone number, supplies, fixtures, equipment, personal property, cash and other assets ordinarily and necessarily used in connection with the normal and day to day operations of the business;
2.	The sum of $400,000 in cash;
3.	Any and all governmental permits and licenses, which may be requested by Grantee, for which Grantor has a right of assignment;
4.	All of Grantor’s interest in slot machine manufacturer’s participation agreements, and any other leases or contracts affecting equipment, real estate, signs or personal property used in connection with the business existing at the time of possession, as may be requested by Grantee; this specifically includes, but is not limited to, a lease between Grantor and J-Mak Distributors, Inc. No Coin Operated Machine and Space Leases, or any other leases with customers of Grantor, are transferred by Exhibit “A” and no such leases are assumed by Grantee;
5.	The existing business name, “A.G.Trucano, Son and Grandsons” and all goodwill associated therewith;
6.	All intellectual property used in the operation of the business known as A.G. Trucano, Son, and Grandsons, Inc. including, but not necessarily limited to computers and computer equipment, networking equipment, software, including any historic licenses, manuals, peripherals, training materials, more specifically listed hereafter;
7.	The detailed listing of certain assets described on the 19 additional pages attached hereto, all of which are incorporated by reference.

TO HAVE AND TO HOLD the same unto Grantee, his successors and assigns, forever. Grantor, does for itself and its successors and assigns, covenant and agree to and with Grantee, to warrant and defend the property hereby conveyed unto Grantee his successors and assigns, against all and every person and persons whatsoever.

IN WITNESS WHEREOF, I have hereunto set my hand on the 23rd day of May, 2018.

(Signature page follows)

A.G. TRUCANO, SON AND GRANDSONS, INC,
Seller

MICHAEL P. SHAUNNESSY, President